SECOND AMENDMENT

THIS SECOND AMENDMENT dated as of February 5, 2013 (this "Amendment") amends the Amended and Restated Credit Agreement dated as of May 25, 2012 (as previously amended, the "Credit Agreement") among Nu Skin Enterprises, Inc. (the "Company"), various financial institutions (the "Lenders") and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent").  Capitalized terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.
WHEREAS, the Company, the Lenders and the Administrative Agent have entered into the Credit Agreement; and
WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein;
NOW, THEREFORE, the parties hereto agree as follows:
            SECTION 1   Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:
1.1                  Amendment to Section 1.1.  The definition of "Commitment Amount" contained in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:
  Commitment Amount means (a) from February 5, 2013 through February 27, 2014, $100,000,000, (b) from February 28, 2014 through March 30, 2014, $75,000,000, (c) from March 31, 2014 through April 29, 2014, $50,000,000, and (d) thereafter, $25,000,000, in each case (i) giving effect to any reduction pursuant to Section 6.1 (it being understood and agreed that, if the Commitment Amount is reduced pursuant to such Section 6.1, it will not automatically increase at any time thereafter) and (ii) so long as the Commitment Amount does not at any time exceed the amount set forth above for any relevant period, giving effect to any increase pursuant to Section 6.2.
1.2                  Amendment to Schedule 1.1.  Schedule 1.1 to the Credit Agreement is amended in its entirety to read as set forth on Schedule 1.1 hereto.
SECTION 2                                      Warranties.  The Company represents and warrants to the Administrative Agent and the Lenders that (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct in all material respects as of the date of the execution and delivery of this Amendment by the Company, with the same effect as if made on such date (except to the extent any such warranty expressly relates to a specific earlier date, in which case such warranty was true and correct in all material respects as of such earlier date), (b) after giving effect to this amendment, no Event of Default or Unmatured Event of Default exists and (c) the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3                                          Effectiveness.  The amendments set forth in Section 1 above shall become effective on the date (the "Effective Date") when the Administrative Agent has received (i) counterparts of this Amendment executed by the Company and each Lender, (ii) an amendment fee for the account of each Lender in the amount described in the fee letter dated as of the date hereof between the Company and the Administrative Agent and (iii) an opinion of counsel to the Company, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 4                                           Miscellaneous.
4.1            Continuing Effectiveness, etc.  As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.
4.2            Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.  Delivery to the Administrative Agent of a counterpart hereof, or a signature page hereto, by facsimile or by email in .pdf or similar format shall be effective as an original, manually-signed counterpart.
4.3            Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of New York, without regard to conflict of laws principles.
4.4            Successors and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.
4.5            Preservation of Incremental Facility.  The parties hereto agree that (a) the temporary increase in the Commitment Amount set forth herein shall not constitute an "Incremental Revolving Credit Facility" (as defined in Section 6.2 of the Credit Agreement) and (b) the Loans made pursuant to such increase shall not constitute "Incremental Revolving Loans" (as defined in Section 6.2 of the Credit Agreement).

Delivered as of the day and year first above written.
NU SKIN ENTERPRISES, INC.
By:	/s/Ritch N. Wood
Ritch N. Wood
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/Stephen A. Cazier
Stephen A. Cazier
Title:	Senior Vice President

SCHEDULE 1.1
PRICING SCHEDULE

The Applicable Margin for Floating Rate Loans, Eurodollar Loans and Yen LIBOR Loans, the rate per annum applicable to Letter of Credit fees and the Commitment Fee Rate, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.
	Level I	Level II	Level III
Applicable Margin for Eurodollar Loans and Yen LIBOR Loans	0.500%	0.625%	0.875%
Applicable Margin for Floating Rate Loans	0.000%	0.000%	0.000%
Fee for standby Letters of Credit	1.000%	1.250%	1.500%
Commitment Fee Rate	0.1465%	0.1965%	0.2465%

Level I applies when the Leverage Ratio is less than 1.00 to 1.0.
Level II applies when the Leverage Ratio is equal to or greater than 1.00 to 1.0 but less than 1.50 to 1.0.
Level III applies when the Leverage Ratio is equal to or greater than 1.50 to 1.0.
The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last quarterly fiscal period of any fiscal year, 90 days) after the end of each quarterly fiscal period, based on the Leverage Ratio as of the last day of such quarterly fiscal period; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any quarterly fiscal period, Level III shall apply until such financial statements are delivered.
If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Lenders determine that (a) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly following demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the applicable Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.